Exhibit 99.1

Delek Logistics Partners, LP Announces Acquisition of 3Bear Energy Increasing its Prominent Position in the Permian Basin

BRENTWOOD, Tenn. April 11, 2022 — Delek Logistics Partners, LP (NYSE: DKL) announced today that one of its subsidiaries has signed a definitive purchase agreement for the acquisition of 100% of the equity interests of 3Bear Delaware Holding – NM, LLC, an indirect subsidiary of 3Bear Energy, LLC (“3Bear”), related to 3Bear’s crude oil and gas gathering, processing and transportation businesses, as well as water disposal and recycling operations in the Delaware Basin in New Mexico, for cash consideration of $624.7 million, subject to customary closing adjustments. Delek Logistics is executing the transaction through a newly formed, wholly owned subsidiary, DKL Delaware Gathering, LLC. The acquisition is expected to result in an investment multiple of approximately 6.25 times 2023 EBITDA.

3Bear is a premier crude, gas and water gathering, processing and disposal business in the Northern Delaware Basin. 3Bear’s assets are anchored by ~350,000 dedicated acres and long-term fixed fee contracts. The asset base includes approximately 485 miles of pipelines, 88 million cubic feet per day of cryogenic natural gas processing capacity, 120 MBbl of crude storage capacity and 200 MBbl/d of water disposal capacity.

Through this strategic transaction, Delek Logistics significantly enhances its third party revenue and further diversifies its customer and product mix, expands its footprint into the Delaware basin, provides immediate accretion to Distributable Cash Flow, and bolsters ESG optionality through carbon capture opportunities and GHG reduction projects currently underway.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics General Partner stated, “We are pleased to announce the acquisition of 3Bear. The 3Bear management team has developed strong producer relationships and a world-class asset base in the heart of the Delaware Basin. We are excited to expand our operations in one of the most prolific oil and gas producing basins, providing long-term growth that is highly complementary to Delek Logistics’ current asset footprint.”

Mr. Yemin continued, “We are witnessing significant growth in our existing Permian Gathering system where average daily volumes have increased from 83 MBbl/d in the fourth quarter of 2021 to approximately 135 MBbl/d exiting the first quarter of 2022 (last 7-day average of quarter)(1). This level of growth and demand from producers provides us with confidence to move forward with this transaction.”

This transaction is expected to be completed around mid-year 2022, subject to customary regulatory approvals. We expect to fund the transaction primarily with existing credit facilities and debt financing.

Advisors

RBC Capital Markets is serving as financial advisor and Baker Botts is serving as legal advisor to Delek Logistics on the transaction.

Tudor, Pickering, Holt & Co. is serving as financial advisor and Vinson & Elkins is serving as legal advisor to 3Bear on the transaction

(1)

Represents the unaudited average throughputs for our Permian Gathering System for the last seven days of March 2022. Such volumes are not necessarily indicative of expected first quarter 2022 average throughputs, and may not be indicative of the second quarter 2022 average throughputs.

About Delek Logistics Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Investor Relations Contacts:

Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:

Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that important factors may affect these forward-looking statements, as described in Delek US’s and Delek Logistics’ filings with the SEC, including risks disclosed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

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